Exhibit 10.67

SOTHEBY'S
December 16, 2015

BY HAND
Dennis Weibling

Dear Dennis:

I am pleased to offer you the position of Interim Chief Financial Officer reporting to Tad Smith, President and Chief Executive Officer pursuant to this letter agreement (the “Employment Agreement”). The position will begin on January 1, 2016 and continue through no later than June 30, 2016 while Sotheby’s searches for a permanent Chief Financial Officer (“CFO”). During this time your services will be substantially full-time, and you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with Sotheby’s, but it is understood that this will not prevent you from continuing those business activities that you have disclosed and that exist as of the date you sign this Employment Agreement (subject to the requirement to provide Sotheby’s substantially full-time services).
The significant components of the offer are described below:

1.
Compensation: Your compensation will be comprised of an award of $450,000 in Restricted Stock Units (“RSUs”). RSUs with a grant date value of $150,000 will vest each month of the first three months, or portion thereof, that you perform services for Sotheby’s as Interim Chief Financial Officer, with payout of the vested increments in three equal installments on March 5, 2020, March 5, 2021 and March 5, 2022. Your equity award will be made pursuant to this Employment Agreement, the terms of the Sotheby’s Amended and Restated Restricted Stock Unit Plan and will be governed by an award agreement. This equity award will serve as your full compensation for this role.

You will be eligible to participate in Sotheby’s health and welfare benefits when you commence employment. As an interim officer, you will not be eligible to participate in the 401(k) Retirement Savings Plan, Deferred Compensation Plan (“DC Plan”), Sotheby’s incentive compensation programs, and you will be not be eligible for severance under any Sotheby’s program. Nonetheless, you may continue to participate in the DC Plan with respect to your prior deferrals as a director. Further, Sotheby’s will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CFO in accordance with Sotheby’s expense policy.

2.
Board Service: While you serve as Interim CFO, you also will continue to serve on Sotheby’s Board of Directors (“Board”), but you will not be a member of any Board committees, and you will not be eligible to earn any compensation under Sotheby’s program of compensation for non-employee directors. In addition, following the completion of your employment as Interim CFO, Sotheby’s expects that you will remain on the Board, serving as a non-employee director.

Exhibit 10.67

3.	Assurances and Contingencies:

(a)
Sotheby’s offer of employment is based on your assurances to us that, by accepting employment with Sotheby’s, and by performing your obligations as a Sotheby’s employee, you will not be violating any agreements and/or duties, whether written or oral, with any other person, company or organization. In particular, you represent and acknowledge that:

(i)
You have not taken and will not take or retain any documents or other property belonging to a previous employer or other organization or entity except to the extent you are legally permitted to take or retain such documents or property;

(ii)	You have faithfully performed and will continue to perform all legal and ethical duties to any organization or entity with which you have such an obligation until that arrangement expires;

(iii)
You will not use or disclose any trade secrets or confidential information belonging to any other organization or entity that has entrusted you with such information, even after your relationship with that organization ends.

(b)    Please note that this offer is contingent upon:

(i)	Your eligibility to work in the United States;

(ii)
The terms and conditions indicated in the “Request, Authorization, Consent and Release” you will sign in your employment application and the “Information Release” form you will sign and subsequent receipt by Sotheby’s of information that is deemed to be satisfactory; and

(iii)	Your signing Sotheby’s confidentiality agreement.

5.
Indemnification: Sotheby’s shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as Sotheby’s indemnifies its other officers.

6.
Withholding Taxes and Section 409A: Sotheby’s may withhold from any amounts payable under this employment agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. It is intended, and this letter agreement will be so construed, that any amounts payable under this letter agreement that can qualify for exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be exempt, and those amounts that cannot be exempt shall comply with the provisions of Section 409A, including any applicable six-month payment delay if you are a “specified employee” as defined in Section 409A. At the same time, you acknowledge and agree that the Sotheby’s has made no representation as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that you are solely responsible for all taxes due with respect to such compensation and benefits.

* * * * * * * * * * * * * * * * *

Exhibit 10.67

Please confirm your acceptance of this employment agreement subject to all other terms and conditions set forth in this letter, by signing below and returning to me.

We are all excited about you assuming this position at Sotheby’s.

Sincerely,

/s/ Lisa Nadler
Lisa Nadler
SVP, Chief Human Resources Officer

I accept and agree to the terms stated above regarding my employment at Sotheby’s. I also acknowledge that I have received confirmation of my rate of pay and the regular pay days at the time I was hired by Sotheby’s.

/s/ Dennis Weibling	12/17/15
Dennis Weibling	Date

3